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							      EXHIBIT 11
			FEDERAL PAPER BOARD COMPANY, INC.
		   COMPUTATION OF EARNINGS PER COMMON SHARE
				  (Unaudited)


				     For the                    For the
			       Twelve Weeks Ended       Thirty-Six Weeks Ended
			     Sept. 9,     Sept. 10,      Sept. 9,    Sept. 10,
In thousands, except           1995         1994           1995         1994
per share amounts
Assuming No Dilution:
Net Income                      $55,300     $15,200      $160,200    $ 23,900
Preferred Dividend Requirements    (166)     (1,524)       (2,943)     (4,573)
Net Income Applicable to
Common Shares                   $55,134     $13,676      $157,257    $ 19,327

Actual Weighted Average Number
of Common Shares Outstanding     46,042      42,265        43,822      42,216

Earnings Per Common Share
Assuming No Dilution            $  1.20     $   .32      $   3.59    $    .46

Assuming Full Dilution:
Net Income                      $55,300     $15,200      $160,200    $ 23,900
Preferred Dividend
Requirements                       -         (1,509)         -         (4,527)
Net Income Applicable to
Common Shares, Common
Equivalent Shares and
Dilutive Securities             $55,300     $13,691      $160,200    $ 19,373

Shares:
Adjusted Weighted Average
Number of Common Shares
Outstanding                      44,678      42,259        42,824      42,208
Dilutive Common Equivalent
Shares Issuable Under Stock
Option Plans                      1,255         755         1,358         728
Common Shares Issuable Assuming
Conversion of $1.20 Convertible
Preferred Stock                     253         279           262         289
Common Shares Issuable Assuming
Conversion of $2.875 Convertible
Preferred Stock                   2,979         (a)         3,923         (a)
Weighted Average Number of
Common and Dilutive Common
Equivalent Shares and Dilutive
Securities                       49,165      43,293        48,367      43,225
Earnings Per Common Share
Assuming Full Dilution          $  1.12     $   .32      $   3.31    $    .45




				      -18-

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							      EXHIBIT 11
							      (Continued)
			FEDERAL PAPER BOARD COMPANY, INC.
		   COMPUTATION OF EARNINGS PER COMMON SHARE
				  (Unaudited)


				     For the                    For the
			       Twelve Weeks Ended       Thirty-Six Weeks Ended
			     Sept. 9,     Sept. 10,      Sept. 9,    Sept. 10,
In thousands, except           1995         1994           1995         1994
per share amounts
Primary Earnings Per Share (b):
Shares:
  Weighted Average Number of
   Common Shares Outstanding    46,042      42,265       43,822      42,216
  Dilutive Common Equivalent
   Shares Issuable Under
   Stock Option Plans            1,062         513          844         381
  Weighted Average Number
   of Common and Dilutive
   Common Equivalent Shares     47,104      42,778       44,666      42,597

Primary Earnings Per
  Common Share                   $1.17        $.32        $3.52        $.45



(a)        Antidilutive issue.

(b) The calculation of primary earnings per share is presented in accordance with Securities Exchange Act of 1934 Release No. 9083 although not required by footnote 3 paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%. Earnings applicable to common shares are the same as in the calculation assuming no dilution.

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				      -19-